EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ABF® PRESIDENT AND CEO WESLEY B. KEMP TO RETIRE;

ROY M. SLAGLE NAMED HIS SUCCESSOR

(Fort Smith, Arkansas, September 21, 2011) — Arkansas Best Corporation (Nasdaq: ABFS) today announced that Wesley B. Kemp, current President and Chief Executive Officer of its largest subsidiary, ABF Freight System, Inc.® (“ABF”), will retire on December 31, 2011.  Roy M. Slagle, ABF’s current Senior Vice President of Sales and Marketing, will become ABF’s President and Chief Executive Officer, effective January 1, 2012.

Mr. Kemp, who is 65 years old, has served as the President and Chief Executive Officer of ABF since January 2010.  Throughout his nearly 43-year career with ABF, beginning as a management trainee in 1969, Wes continually advanced in ABF leadership positions with increasing responsibility including Regional Vice President of Operations, Vice President of Terminal Operations, Senior Vice President of Operations, President and Chief Operating Officer and his current position of President and CEO.

“During his ABF career that has spanned more than four decades, Wes Kemp has been an integral part of ABF’s transformation from a small LTL carrier with revenues totaling $45 million and service centers in 12 states to a flexible, innovative, and full-service LTL carrier with $1.7 billion in revenues and 275 service centers across North America,” said Judy R. McReynolds, Arkansas Best President and Chief Executive Officer.

“Wes Kemp is a man of integrity and a true professional.  His hard work and dedication to detail have benefited our company during his time here.  Wes took over the leadership of ABF in the midst of one of the most severe recessions in our company’s history.  His patience and guidance during this very difficult time have enabled ABF to return to profitability,” said Ms. McReynolds.  “We thank Wes for his longtime service to our company and we wish Wes and his wife Sharon Ann much happiness for many years to come as they enjoy more time together.”

Roy Slagle, who is 57 years old, has been in his current position since February 2006.  During his 35 years with ABF he also served as Vice President Administration and Treasurer, Vice President and Treasurer, and Regional Vice President of Sales.  Mr. Slagle’s early years with the company included a variety of field operations positions in Ohio and Pennsylvania.  He began his ABF career at the Dayton, OH distribution center and was the branch manager of ABF’s Carlisle, PA distribution center for three years.  These are the two largest facilities in the ABF network.

“As a result of the operational, sales, pricing and administrative experiences that Roy Slagle has had during his ABF career, he possesses a comprehensive skill set that uniquely qualifies him to lead ABF into the future,” said Ms. McReynolds.  “Roy’s experience in almost every area of ABF, both in field operations and in our corporate headquarters, gives him a strong foundation from which to draw as CEO of ABF.”

“Roy’s experience and success in guiding ABF’s sales, marketing and pricing efforts during a challenging period in the LTL industry will be important assets as he leads ABF in adjusting to marketplace changes and in being flexible to meet the evolving needs of our customers,” said Ms. McReynolds.  “In spite of the fact that an experienced leader like Wes Kemp is retiring from our company, I feel comfortable that ABF will be in great hands under Roy’s leadership.”

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company.  ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923.  ABF has evolved from a local less-than-truckload (LTL) motor carrier into a global provider of customizable supply chain solutions.

ABF operates as a global provider of customizable supply chain solutions. ABF enhances supply chain efficiencies and achieves optimum performance by focusing on specific logistics needs and customizing appropriate responses. The carrier’s resource-rich infrastructure includes a dynamic dual-system network for regional and national transportation. Its portfolio of logistics services extends from the manufacturer’s floor to expedited or white-glove final delivery. In between, customers benefit from a single point of contact and total end-to-end supply chain visibility.

More information is available at arkbest.com and abf.com.

Contact:	Mr. David Humphrey, Vice President, Investor Relations and Corporate Communications
Arkansas Best Corporation
Telephone: (479) 785-6200

Mr. Russ Aikman, Director of Marketing & Public Relations
ABF Freight System, Inc.

Telephone: (479) 785-8913

Photo images of Mr. Kemp and Mr. Slagle are available at http://www.abfs.com/about/press/executives.asp

END OF RELEASE